EXHIBIT 14

DTLL, INC.
CODE OF ETHICS
FOR
CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, CHIEF ACCOUNTING OFFICER OR CONTROLLER
OR PERSONS PERFORMING SIMILAR FUNCTIONS

In my role as Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer or Controller of DTLL, Inc. (the “Company”), I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability, I will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in my personal and professional relationships. If I find myself in a position where my objectivity may be questioned because of individual interest or family or personal relationships, I will notify the Board of Directors of the Company immediately.

2.	Provide the Company full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities Exchange Commission and in other public communications made by the Company.

3.	Comply, to the best of my ability, with rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies. I understand this responsibility may not be delegated or assumed by the Company or any other person.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of my employment except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my employment may not be used for personal advantage.

6.	Maintain knowledge and skills important and relevant to my position.

7.	Report suspected violations of this Code promptly in written form to the Chief Executive Officer and the Chief Financial Officer of the Company.

8.	Accept responsibility for adherence to this Code and acknowledge that violations of this Code may expose both me and the Company to criminal or civil prosecution. I understand that any violation of this Code may result in corrective action, including possible termination of my employment with the Company. I further acknowledge and understand that the Company may also seek civil recourse against me and/or refer alleged criminal misconduct to law enforcement agencies.

9.	Acknowledge that this Code cannot anticipate every possible situation or cover every topic in detail. If I am unclear about a situation, it is my responsibility to ask for guidance before taking action.

Date	Signature